Stillwater Mining Reports Highest Earnings in a Decade

BILLINGS, MT -- (Marketwire - February 22, 2011) - STILLWATER MINING COMPANY (NYSE: SWC)

-- Earnings of $50.4 million for 2010
-- PGM prices increased throughout 2010 as global auto demand built and new
   ETFs sparked investor interest
-- Shares available for trading doubled as Norilsk Nickel, the Company's former majority shareholder, exited via a secondary offering in December
-- Acquisition of the PGM assets of Marathon PGM Corporation was completed in November
-- Recycling volumes rebounded in 2010 from their steep decline in 2009
-- Mine production  at Stillwater Mine suffered from operational and ore grade challenges

Stillwater Mining Company today reported 2010 net income of $50.4 million, or $0.51 per diluted share, on revenues of $555.9 million. Contributing to the net income in 2010 were higher PGM prices and a recovery in recycling volumes, along with continued focus on productivity and controlling costs.

The 2010 net income compares to a full-year 2009 net loss of $8.7 million, or $0.09 per share, on revenues of $394.4 million. Factoring into the net loss in 2009 was an $8.1 million non-cash charge related to the issuance during the fourth quarter of approximately 1.8 million common shares to retire $15 million principal amount of the Company's outstanding 1.875% convertible debentures. Results for the year 2009 also reflected significant operating losses incurred early in the year as production costs in the Company's mines for a time exceeded the Company's average sales realizations. However, restructuring efforts and a gradual increase in PGM prices had reversed this trend by the end of the first quarter of 2010.

The Company's reported net income for the fourth quarter of 2010 was $16.5 million, or $0.16 per diluted share, on revenues of $144.7 million. For the fourth quarter of 2009, the Company reported a net loss of $5.8 million, or $0.06 per share, on revenues of $101.8 million. The 2009 fourth quarter included the effect of the 2009 loss on the partial retirement of the convertible debentures noted above.

Reflecting on 2010, Francis R. McAllister, Stillwater Chairman and CEO, commented, "This past year or so has been an extraordinary time for Stillwater Mining Company. After going through the pain of the economic recession and corporate restructuring in late 2008 and early 2009, it was refreshing to see the PGM markets gradually get back on their feet during 2009 and then move ahead dramatically in 2010. We observed as we issued our 2009 Annual Report in early 2010 that the economic stars seemed to be aligned in favor of the platinum-group metals, given the worldwide demand for automobiles -- and therefore for catalytic converters -- rebounding, constrained production of these metals and the apparent winding down of palladium exports from the old Russian government stockpiles. Not only did PGM prices increase during 2010 as we had predicted, but the market price of palladium, our principal product, doubled and converged upward toward the market price of platinum -- advancing from 21% of the price of platinum at the bottom of the recession to 45% at the end of 2010. In view of the interchangeability of the two metals in many applications, this convergence simply makes economic sense.

"With the recovery of the PGM markets, we were able to refocus some of our attention in 2010 on growth opportunities, allowing us to diversify our operations with the goal of building value for our shareholders. In November, we closed the acquisition of the PGM assets of Marathon PGM Corporation, a Canadian exploration company with an attractive PGM-copper project situated near the town of Marathon, Ontario on the north shore of Lake Superior. The transaction was valued at US$173.4 million (which included $36.0 million of deferred income tax liability assumed). The Marathon project is currently in the permitting phase, with construction hopefully to begin in 2013 and mining the following year. The feasibility study on the project, based upon currently completed drilling, indicates about a 12-year mine life, with annual production of approximately 200,000 palladium and platinum ounces, along with about 37 million pounds of copper per year. Construction cost is projected to fall between $400 million and $450 million, to be firmed up by a detailed engineering study to be conducted over the next 18 months or so.

"The Marathon project in our view not only brings us a financially attractive growth opportunity, but it also advances our diversification efforts on several fronts. With most of the world's PGM production coming from Russia and South Africa, we view the acquisition of a Canadian PGM property as offering us operating and geographic diversity within another very stable political environment. While the Marathon project certainly falls within our core focus of palladium and platinum, it also offers us involvement in the copper market, which has strong fundamentals of its own at this time and is an area where our management group has substantial experience. The PGM cost structure of the Marathon project, with the potential for copper credits, at recent metal prices would reduce our average corporate PGM cash cost per ounce.

"Along with the Marathon project, the Company also acquired from Marathon PGM Corporation the Geordie Lake property, a promising, partially explored PGM prospect about eight kilometers to the west of Marathon, and an interest in an exploration property in Manitoba known as Bird River. Following the completion of the Marathon transaction, we announced our intent to also acquire other exploration properties between Marathon and Geordie Lake from Benton Resources Corp. To facilitate exploration of all these properties, we recently organized a dedicated exploration team, comprised of geologists from our own operations and from Marathon. We expect to spend between $4 and $5 million in 2011 on exploring these Canadian properties and perhaps others. During 2010, the Company also exercised an option to purchase a 15% interest in Marathon Gold Corporation, successor to the non-PGM assets that Marathon PGM held prior to the acquisition which includes an attractive gold discovery in Newfoundland that they have announced.

"In mid-December we also announced that our former controlling shareholder, an affiliate of the large Russian mining company MMC Norilsk Nickel, had completed a secondary offering, selling all their Stillwater common shares. In June of 2003, Norilsk Nickel acquired a 55% equity interest in Stillwater paying $100 million in cash and about 877,000 ounces in palladium metal, valued at that time at about $179 per ounce, as the balance of their purchase price. The 2003 acquisition was a strategic marketing investment by Norilsk Nickel to provide the U.S. auto industry with assurance that there would be adequate supplies of palladium to meet their catalytic converter requirements. By 2010 the objectives of their marketing strategy had been met and Norilsk Nickel determined that they would dispose of their Stillwater interest along with certain other assets in order to better focus on their core business. Although Stillwater did not receive any of the proceeds of the Norilsk Nickel secondary offering, we do benefit by virtually doubling the number of our shares trading without diluting any of our other shareholders. The oversubscribed offering closed at $19.50 per share, a small discount to the share price at the time of announcement."

Mine production decreased somewhat during 2010 at the Stillwater Mine and the East Boulder Mine, which extract ore containing palladium and platinum from a deposit in the Beartooth Mountains of south-central Montana. The two mines produced a total of 485,100 ounces of palladium and platinum during 2010, a decrease of 8.5% from the 529,900 ounces produced in 2009. Production at the Company's Stillwater Mine decreased to 351,700 ounces from the 393,800 ounces during 2009, while East Boulder Mine production declined to 133,400 ounces from 136,100 ounces in 2009. The decrease in production reflects lower-than-planned ore grades in the lower off-shaft area at the Stillwater Mine and a limitation on available mining areas at the East Boulder Mine that had been recognized in their 2010 mine plan.

Mining costs, on a per-ounce basis, also increased in 2010 compared to the year earlier. Total cash costs per ounce, after by-product and recycling credits, averaged $397 in 2010, 10.3% above 2009 total cash costs per ounce of $360. By-product and recycling credits increased in 2010 as a result of stronger PGM prices and recycling volumes. If total cash costs are considered before the benefit of by-product and recycling credits, 2010 total cash costs as adjusted would be $480 per ounce, or 13.1% above the comparable $417 per ounce for 2009. Stillwater Mine's total cash costs (with the benefit of credits) averaged $380 per ounce in 2010 or 10.5% more than the $344 per ounce achieved in 2009. East Boulder mine costs (with the benefit of credits) averaged $442 per ounce in 2010, 8.6% more than $407 per ounce in 2009. Most of the increase in total cash costs per ounce was attributable to the lower ounce production in 2010.

Combined sales realizations improved through the year 2010 for mined palladium and platinum ounces and averaged $721 per ounce, up from $549 per ounce realized in 2009. Average metal prices increased throughout 2010. Fourth quarter 2010 sales realizations strengthened to average $844 per ounce, compared to $579 per ounce averaged during the fourth quarter of 2009.

The Company's smelting and refining complex in Columbus, Montana processes mine concentrates and recycles spent catalyst materials received from third parties. A portion of the recycling material is purchased for the Company's own account and the balance is toll processed on behalf of others for a fee. Volumes of recycling materials available for processing had fallen off in late 2008 and in 2009, as the steep drop in PGM prices reduced the incentive to collect and recycle spent automotive catalysts and fewer cars were scrapped. However, the recycling market recovered substantially during 2010. In total, the Company processed recycling material containing 399,400 ounces of platinum, palladium and rhodium through the smelter and refinery during 2010, up 59.1% from the 251,000 ounces recycled during 2009 and essentially equal to the 398,000 ounces processed in 2008. In the fourth quarter of 2010, the Company fed 102,400 recycling ounces to the smelter, compared to 90,900 ounces fed in the same period of 2009. The Company's recycling business had net income for the year 2010 of $11.5 million (including associated financing income), compared to earnings of $5.9 million in 2009.

Commenting on the performance of Stillwater's existing operations, Mr. McAllister observed, "Despite a few challenges with production at the Stillwater Mine in 2010, overall we are extremely pleased with the Company's performance for the year. Our 2010 reported net income of $50.4 million makes 2010 the best year financially that we have had in almost a decade. Even after funding $63.6 million of the Marathon acquisition out of internal cash flow, our cash position remains stronger at the end of 2010 than it was when the year started. Both mines continue to perform very well, with excellent productivity and good cost control. The Stillwater Mine problems in 2010 were almost entirely due to realizing a slightly lower grade than expected within certain stopes in the off-shaft area of the mine -- an issue we can plan around in the future -- and some unscheduled remediation work during the second quarter. East Boulder Mine is consistently performing on plan.

"Our recycling business recovered nicely during 2010 after the steep drop in processing volumes during 2009. The new crushing and sampling unit and automated x-ray facility that will increase our ability to handle large volumes of recycling material are now installed and coming on line. Most of the installation work was handled by our own employees, who took the concept and ran with it. The original smelter furnace, which sits next to the new furnace that was placed into service in May 2009, has now been stripped of its old refractory brick and is ready to be reconfigured as a slag cleaning furnace during 2011. And we are currently evaluating several additional technological improvements that potentially could add to our operating and financial performance in the future.

"As we discussed last quarter, in early 2010 we assembled a team of experienced geologists and engineers to evaluate the potential of various undeveloped areas along the J-M Reef. In its assessments, the team considered such factors as prospective ore grades, cost to develop and mine, availability of infrastructure, and the likely timeline required. Nine separate projects were considered, and two projects quickly emerged as the preferred options. The first, known as the Blitz project, extends the existing Stillwater Mine development about 20,000 feet toward the eastern extremity of the J-M Reef by driving two parallel drifts on the 5,000 and 5,200 levels. The other, the Graham Creek project, will extend the existing East Boulder Mine development about 8,200 feet toward the west using an existing tunnel boring machine. Although these were both engineered as five-year projects with no contribution to production until ventilation raises can be installed during the last year of development, we will evaluate opportunities to bring on production earlier if attractive areas are identified."

Turning to 2011 guidance for investors, Mr. McAllister added, "After carefully reviewing our plans for 2011, we now feel comfortable in giving public guidance for this year. As we had indicated previously, we find that our operations seem to function optimally with targeted mine production of approximately 500,000 palladium and platinum ounces per year. We have structured our mine plans toward achieving that level of production in 2011, assuming some continuation of the lower grades seen in the off-shaft at Stillwater last year, and resuming some production on the east side of the mine to offset that reduction. The east side was shut down in 2008 when PGM prices dropped -- grades on the east side tend to be higher than average, but mining efficiency there is hindered by poor ground conditions. At the current higher PGM prices, it makes sense to incur the higher cost in order to benefit from the extra production. It appears that our average cost per ounce across the two mines should average about $430 per ounce (a non-GAAP measure) in 2011. That is up about 8% over the $397 per ounce averaged in 2010, but it actually is better than the average costs realized in the second half of 2010. Capital expenditures are budgeted at $120 million for the year, up from just $50.3 million in 2010. Of that total, about $10 million is attributable to the Marathon project, another $10 million to the Blitz and Graham Creek efforts, and about $8 million is for a new slag cleaning circuit at our Columbus smelter operation. The remaining funds will go for equipment replacement and toward an expanded mine development program.

"In summary," Mr. McAllister concluded, "during 2011 we will maintain our focus on the sustainability of our operations, investing in improvements to developed state and mining efficiency. We will also emphasize growing the Company's recycling business. We are currently in the process of assembling a project team for Marathon and will continue to advance the permitting process there. We will expand our corporate expenditures for exploration and for marketing palladium -- both programs that were sharply cut back in 2009 -- and will continue research into new technological avenues. And so long as our cash flow remains strong, we will seek additional investment opportunities to build value for our shareholders."

Cash Flow and Liquidity

At December 31, 2010, the Company's available balance of cash and cash equivalents and highly liquid short-term investments (excluding restricted cash) was $208.4 million, up from $201.2 million at December 31, 2009, and it reported $196.0 million of debt outstanding. Available cash and cash equivalents at December 31, 2010, was $19.4 million, down from $166.7 million at December 31, 2009. Late in 2010, the Company expended cash of $63.6 million (along with issuing 3.88 million common shares) in its acquisition of the PGM assets of Marathon PGM Corporation. The Company also restructured its investment guidelines during 2010, so that a larger share of available liquidity is now in short-term investments rather than in cash and cash equivalents. Working capital associated with the recycling business, constituting marketable inventories and related recycling advances, increased to $41.5 million at the end of 2010, from $28.6 million at the end of 2009.

Net cash provided by operating activities (which includes changes in working capital) totaled $28.6 million in the 2010 fourth quarter and $123.9 million for the full year. By comparison, $8.0 million of cash was provided from operations in the fourth quarter of 2009 and $59.7 million for the full year 2009. Cash generation strengthened in 2010 primarily as a result of increased market prices for palladium and platinum, the Company's primary products.

Capital expenditures in 2010 totaled $50.3 million, of which $14.7 million pertained to the 2010 fourth quarter. Capital spending in 2009 totaled $39.5 million, of which $7.3 million was spent during the fourth quarter of 2009. The Company increased capital spending modestly in its 2010 budget in response to higher PGM prices and correspondingly higher projected cash availability during 2010.

Outstanding debt at December 31, 2010, was $196.0 million, essentially unchanged from the end of 2009. The Company's total debt includes $166.5 million outstanding in the form of convertible debentures due in 2028 and $29.5 million of Exempt Facility Revenue Bonds due in 2020.

Fourth Quarter Results -- Details

In the fourth quarter of 2010, the Company's mining operations produced 121,100 ounces of palladium and platinum, including 86,600 ounces from the Stillwater Mine and 34,500 ounces from East Boulder Mine. For the comparable quarter of 2009, Stillwater Mine produced 102,800 ounces and East Boulder Mine produced 35,500 ounces of palladium and platinum. The 12.4% decrease in total output between 2010 and 2009 is mostly the result of lower average realized ore grades at the Stillwater Mine.

In the 2010 fourth quarter, total cash costs, after by-product and recycling credits, were $432 per ounce, a 22.7% increase over the fourth quarter 2009 average of $352 per ounce. Excluding the benefit of by-product and recycling credits, total cash costs in the fourth quarter of 2010 averaged $506 per ounce, up 20% compared to the $404 per ounce averaged in the fourth quarter of 2009. Much of this increase in cost per ounce is attributable to the lower ounce production in 2010.

Sales from mine production totaled 117,100 ounces in the fourth quarter of 2010 at an overall average realization of $844 per ounce, compared to 128,000 ounces at $579 per ounce in the fourth quarter of 2009. The Company's average realization on palladium sales from mine production was $619 per ounce in the 2010 fourth quarter, compared to $374 per ounce in the same period of 2009. Palladium realizations during 2009 benefited from the floor prices in the auto contracts, and consequently were higher than the corresponding market prices. The comparable average realization on platinum, reduced by the effect of contractual price caps on 14% of production in both periods, was $1,557 per ounce in the fourth quarter of 2010, up from $1,296 per ounce in the 2009 fourth quarter.

During the fourth quarter of 2010, the Company processed about 102,400 ounces of PGMs from recycled catalytic materials. By comparison, in the fourth quarter of 2009, the Company processed about 90,900 ounces of recycled material. The Company processes both recycled material it purchases from third parties and material it toll processes on behalf of others for a fee. Volumes of material available for recycling increased in 2010 in response to higher PGM prices.

Revenues for the fourth quarter 2010 totaled $144.7 million, up 42.1% from $101.8 million realized in the fourth quarter of 2009. Proceeds from sales of mined PGMs totaled $105.1 million in the 2010 fourth quarter, up from $80.2 million in the same quarter of 2009, reflecting higher PGM prices during the fourth quarter 2010. Recycling revenues increased to $38.0 million in the fourth quarter of 2010 from $21.6 million in the 2009 fourth quarter because of the higher sales volumes and realized prices in 2010. Resales of finished metal purchased in the open market generated $1.6 million in revenue during the fourth quarter of 2010.

Costs of metals sold (before depletion, depreciation and amortization expense) increased to $96.1 million in the 2010 fourth quarter from $72.7 million in the fourth quarter of 2009. Mining costs included in costs of metals sold increased to $58.9 million in the 2010 fourth quarter from $52.4 million in the 2009 fourth quarter, reflecting some cost inflation and increased royalties and taxes on the higher sales revenues. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $35.4 million in the fourth quarter of 2010, compared to $20.3 million in the fourth quarter of 2009, reflecting both the greater volume of material recycled and higher metal values in the fourth quarter 2010. The cost to purchase 3,000 ounces of palladium for resale added $1.8 million to fourth quarter 2010 costs.

Depletion, depreciation and amortization expense increased to $18.4 million in the 2010 fourth quarter from $17.6 million in the same period of 2009. The increase is attributable to the capital placed into service during the fourth quarter 2010, offset in part by lower mine production.

General and administrative ("G&A") costs increased to $12.7 million in the fourth quarter of 2010 from $8.0 million in the 2009 fourth quarter, mostly reflecting one-time expenses in 2010 associated with the Marathon acquisition of approximately $1.5 million and contractual support for the Norilsk Nickel secondary offering of Stillwater shares of approximately $5.0 million.

Consolidated net income of $16.5 million recorded for the fourth quarter of 2010 included, by business segment, $27.9 million of income from mining operations and $2.7 million income from recycling activities (including associated financing income), less corporate costs including $12.7 million of G&A expense and about $1.3 million of unallocated net interest expense.

The net loss of $5.8 million recorded for the fourth quarter 2009 included, by business segment, $10.2 million of income from mining operations and $1.5 million income from recycling activities (including associated financing income), less corporate costs including $7.9 million of G&A expense and about $1.5 million of unallocated net interest expense. There was also a non-cash inducement loss of $8.1 million recorded in fourth quarter 2009, reflecting the value of excess shares issued in a transaction that exchanged equity for $15.0 million of outstanding debentures during the 2009 fourth quarter.

Year End Results -- Details

For the full year 2010, Stillwater Mining Company produced 485,100 ounces of palladium and platinum from its mining operations, including 351,700 ounces from the Stillwater Mine and 133,400 ounces from the East Boulder Mine. In 2009, the Company's mines produced 529,900 ounces -- 393,800 ounces at Stillwater and 136,100 ounces at East Boulder. The lower production during 2010 reflected lower ore grades realized in the off-shaft area at the Stillwater Mine, as well as diversion of some production effort into unscheduled remediation during the second quarter of 2010.

Palladium and platinum sold from mine production during 2010 totaled 489,400 ounces at an overall average realization of $721 per ounce, compared to 515,700 ounces sold during 2009 at a combined average realization of $549 per ounce. Broken out by metal, total sales from mine production in 2010 included 377,600 ounces of palladium at an average realization of $495 per ounce and platinum sales of 111,800 ounces at an average realization, net of the contractual price ceiling on 14% of mine production, of $1,488 per ounce. In 2009, sales of mined palladium totaled 392,800 ounces at an average realized price, including the benefit of floor prices, of $365 per ounce and platinum sales totaled 122,900 ounces at an average price, net of the price ceiling, of $1,137 per ounce in 2009.

The level of recycling activity increased during 2010, with a total of 399,400 ounces of spent catalytic material processed, up from 251,000 ounces processed in 2009. The Company processes both recycling material purchased from third parties and material tolled on behalf of third parties for a fee. The higher volumes processed in 2010 reflected increased PGM prices that incentivized more catalyst recycling worldwide.

Total Company revenues for 2010 equaled $555.9 million, up substantially from $394.4 million of revenue in the previous year, as higher PGM prices and higher recycling volumes prevailed in 2010. Sales of mined PGM ounces contributed $381.0 million to 2010's total revenue and $306.9 million to 2009's revenue, with the difference driven by price. Recycling revenues more than doubled to $168.6 million in 2010 from $81.8 million in 2009, as the volume of recycled materials processed increased, coupled with higher PGM market prices. Other sales, mostly of metal purchased to meet resale obligations, contributed $6.2 million to 2010 revenue, up from $5.8 million in 2009.

Costs of metals sold, excluding depletion, depreciation and amortization expense, increased by 35.6% to $393.7 million for 2010 from $290.8 million in 2009, driven mostly by the growth in recycling activity. The costs of mining operations included here increased by 10.0% to $230.0 million in 2010 from $209.1 million in 2009, reflecting 2010 increases in labor and materials costs, along with higher royalties and taxes on the increased revenue. Recycling costs of metals sold increased by 107.3% to $157.3 million in 2010 from $75.9 million in 2009, mirroring the higher sales volumes. Most of the costs of recycling represent costs to purchase the spent catalyst material itself, as the actual processing is a relatively small portion of the total cost. Costs of other miscellaneous metals purchased for resale totaled $6.4 million in 2010, up from $5.7 million the year before.

Depletion, depreciation and amortization expense increased to $71.6 million in 2010 from $70.4 million in 2009. The increase reflects the additional capital placed into service in 2010, offset in part by lower mine production.

Marketing -- The Company limited its market development efforts for palladium to some extent during 2010. The Company spent $2.4 million in support of marketing programs during 2010, up slightly from $2.0 million in 2009.

General and administrative -- Executive marketing expenses discussed above, general and administrative costs were $33.0 million in 2010, compared to $25.1 million in 2009, a 31.5% increase, due to approximately $1.5 million in acquisition expenses and approximately $5.0 million in contractual support of the Norilsk Nickel secondary offering, a write-down of $0.6 million in advances for inventory purchases and increased share-based compensation expense. The Company also recorded valuation allowances totaling $1.2 million in early 2009, including adjustments to trade receivables, long-term investments and advances, and inventories. The Company also recorded an $8.1 million inducement loss in 2009 for shares issued in a transaction exchanging equity for $15.0 million of outstanding debentures.

The Company's consolidated net income for the full year 2010 was $50.4 million. Broken out by business segment, mining operations contributed $80.0 million and recycling contributed $11.5 million of earnings (including associated financing income). At the corporate level, G&A expense totaled $35.5 million and unallocated net interest expense equaled $5.6 million.

The Company's net loss for the full year 2009 was $8.7 million. Breaking this out by business segment, mining operations contributed $26.9 million and recycling contributed $6.4 million of earnings (including associated financing income). At the corporate level, G&A expense totaled $28.2 million for the year and unallocated net interest expense equaled $5.7 million. An $8.1 million inducement loss for shares issued to retire debt was also recorded as a corporate item.

_______________________________

Stillwater Mining Company will host its 2010 year-end results conference call at 12:00 noon Eastern Standard Time on February 22, 2011. The conference call dial-in numbers are 800-230-1951 (U.S.) and 612-332-0632 (International). The conference call will simultaneously be webcast on the Internet via the Company's website at www.stillwatermining.com. To access the conference call on the Company's website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company's website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 192919, through March 1, 2011, ending at 11:59 p.m. Eastern Standard Time.

_________________________________

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the economic environment, the timing and cost of the Marathon development, the outlook for the Company's operations, the expectation of future automotive PGM supply agreements, expansion and development plans, the status of research efforts, projections of mining costs, ore grades, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, changes in processing capacity, cost reduction measures, safety, timing for engineering studies and environmental permitting and compliance, future surety requirements, outstanding litigation and views on the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2010 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

  Consolidated Financial Statements, Ore Reserves and Key Factors Tables

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share data)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
REVENUES
  Mine production               $ 105,053  $  80,201  $ 381,044  $ 306,892
  PGM recycling                    38,021     21,622    168,612     81,788
  Other                             1,600          -      6,222      5,752
                                ---------  ---------  ---------  ---------
      Total revenues              144,674    101,823    555,878    394,432

COSTS AND EXPENSES
  Costs of metals sold
    Mine production                58,940     52,386    229,986    209,140
    PGM recycling                  35,373     20,312    157,310     75,920
    Other                           1,757          -      6,379      5,741
                                ---------  ---------  ---------  ---------
      Total costs of metals sold   96,070     72,698    393,675    290,801

  Depletion, depreciation and
   amortization
    Mine production                18,124     17,572     71,121     70,239
    PGM recycling                     260         44        472        178
                                ---------  ---------  ---------  ---------
      Total depletion,
       depreciation and
       amortization                18,384     17,616     71,593     70,417
                                ---------  ---------  ---------  ---------
        Total costs of revenues   114,454     90,314    465,268    361,218

  Marketing                           736        385      2,415      1,987
  General and administrative       11,302      7,480     33,016     25,080
  Impairment of long-term
   investments                          -          -          -        119
  Losses on trade receivables
   and advances for inventory
   purchases                          595          -        595      1,051
  (Gain)/loss on disposal of
   property, plant and equipment       51         87       (128)       689
                                ---------  ---------  ---------  ---------
        Total costs and expenses  127,138     98,266    501,166    390,144

OPERATING INCOME (LOSS)            17,536      3,557     54,712      4,288

OTHER INCOME (EXPENSE)
  Other                                 5          3         (6)        79
  Interest income                     575        375      2,144      1,846
  Interest expense                 (1,634)    (1,619)    (6,536)    (6,801)
  Foreign currency transaction
   gain                                51          -         51          -
  Induced conversion loss               -     (8,097)         -     (8,097)
                                ---------  ---------  ---------  ---------
INCOME (LOSS) BEFORE INCOME TAX
 BENEFIT (PROVISION)               16,533     (5,781)    50,365     (8,685)

Income tax benefit (provision)          -         30          -         30
                                ---------  ---------  ---------  ---------
NET INCOME (LOSS)               $  16,533  $  (5,751) $  50,365  $  (8,655)
                                ---------  ---------  ---------  ---------
Other comprehensive income
 (loss), net of tax                  (384)       (69)      (762)        70
                                ---------  ---------  ---------  ---------
COMPREHENSIVE INCOME (LOSS)     $  16,149  $  (5,820) $  49,603  $  (8,585)
                                =========  =========  =========  =========

Weighted average common shares
 outstanding
  Basic                            99,260     96,617     97,967     94,852
  Diluted                         107,861     96,617     99,209     94,852

Basic income (loss) per share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.17  $   (0.06) $    0.51  $   (0.09)
                                =========  =========  =========  =========

Diluted income (loss) per share
                                ---------  ---------  ---------  ---------
  Net income (loss)             $    0.16  $   (0.06) $    0.51  $   (0.09)
                                =========  =========  =========  =========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share data)

                                                December 31,  December 31,
                                                    2010          2009
                                                ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                   $     19,363  $    166,656
    Investments, at fair market value                188,988        34,515
    Inventories                                      101,806        88,967
    Trade receivables                                  7,380         2,073
    Deferred income taxes                             17,890        18,130
    Other current assets                              13,940         8,680
                                                ------------  ------------
      Total current assets                           349,367       319,021
Property, plant and equipment, net                   509,787       358,866
Restricted cash                                       38,070        38,045
Other noncurrent assets                               12,246         9,263
                                                ------------  ------------
      Total assets                              $    909,470  $    725,195
                                                ============  ============
LIABILITIES  AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                            $     19,405  $      8,901
    Accrued compensation and benefits                 24,746        26,481
    Property, production and franchise taxes
     payable                                          10,999        10,405
    Other current liabilities                          3,052         3,689
                                                ------------  ------------
      Total current liabilities                       58,202        49,476
Long-term debt                                       196,010       195,977
Deferred income taxes                                 53,859        18,130
Accrued workers compensation                           7,155         4,737
Asset retirement obligation                            6,747         6,209
Other noncurrent liabilities                           4,425         3,855
                                                ------------  ------------
      Total liabilities                         $    326,398  $    278,384
                                                ------------  ------------
  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none issued                        -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 101,881,816 and
     96,732,185 shares issued and outstanding          1,019           967
    Paid-in capital                                  761,475       674,869
    Accumulated deficit                             (178,570)     (228,935)
    Accumulated other comprehensive loss                (852)          (90)
                                                ------------  ------------
      Total stockholders' equity                     583,072       446,811
                                                ------------  ------------
      Total liabilities and stockholders'
       equity                                   $    909,470  $    725,195
                                                ============  ============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

                                 Three months ended   Twelve months ended
                                    December 31,          December 31,
                                --------------------  --------------------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Cash flows from operating
 activities

Net income (loss)               $  16,533  $  (5,751) $  50,365  $  (8,655)

Adjustments to reconcile net
 income (loss) to net cash
 provided by operating
 activities:
  Depletion, depreciation and
   amortization                    18,384     17,616     71,593     70,417
  Foreign currency transaction
   gain                               (51)         -        (51)         -
  Lower of cost or market
   inventory adjustments                -         13          -      6,626
  Induced conversion loss               -      8,097          -      8,097
  Restructuring costs                   -          -          -          -
  Impairment of long-term
   investments and property,
   plant and equipment                  -          -          -        119
  Losses on trade receivables
   and inventory purchases            595          -        595      1,051
  (Gain)/loss on disposal of
   property, plant and equipment       51         87       (128)       689
  Accretion of asset retirement
   obligation                         139        156        538        606
  Amortization of debt issuance
   costs                              245        243        979      1,036
  Share based compensation and
   other benefits                   2,803      2,959     12,366     11,441

Changes in operating assets and
 liabilities
  Inventories                      (6,049)   (13,104)   (12,474)   (22,793)
  Trade receivables                (1,364)        84     (5,307)       296
  Accrued compensation and
   benefits                          (303)     1,285     (1,735)     2,379
  Accounts payable                  3,671       (884)    10,202     (5,761)
  Property, production and
   franchise taxes payable           (167)    (2,007)     1,164       (937)
  Workers compensation               (205)         -      2,418     (2,024)
  Restricted cash                       -     (2,100)       (25)    (2,450)
  Other                            (5,702)     1,297     (6,603)      (465)
                                ---------  ---------  ---------  ---------
Net cash provided by operating
 activities                        28,580      7,991    123,897     59,672
                                ---------  ---------  ---------  ---------
Cash flows from investing
 activities
  Capital expenditures            (14,741)    (7,252)   (50,263)   (39,534)
  Purchase of Marathon PGM
   assets                         (61,224)         -    (63,649)         -
  Purchases of long-term
   investments                     (3,342)         -     (3,858)         -
  Proceeds from disposal of
   property, plant and equipment       13        408        470        603
  Purchases of investments        (55,950)   (26,604)  (243,693)   (47,551)
  Proceeds from maturities of
   investments                     68,997     10,978     88,959     31,759
                                ---------  ---------  ---------  ---------
Net cash used in investing
 activities                       (66,247)   (22,470)  (272,034)   (54,723)
                                ---------  ---------  ---------  ---------
Cash flows from financing
 activities
  Principal payments on debt            -          -          -        (97)
  Issuance of common stock            338          9        844          9
                                ---------  ---------  ---------  ---------

Net cash provided by (used in)
 financing activities                 338          9        844        (88)
                                ---------  ---------  ---------  ---------

Cash and cash equivalents
 Net increase (decrease)          (37,329)   (14,470)  (147,293)     4,861
Balance at beginning of period     56,692    181,126    166,656    161,795
                                ---------  ---------  ---------  ---------
Balance at end of period        $  19,363  $ 166,656  $  19,363  $ 166,656
                                =========  =========  =========  =========

Proven and Probable Ore Reserves*
December 31, 2010
                                                               %       %
                                                            Change  Change
                                         Average              in      in
                                          Grade   Contained  Tons   Ounces
                                  Tons   (Oz/Ton)  Ounces    from    from
                                 (000's) Pd + Pt  (000's)    2009    2009
                                 ------- -------- --------- ------  ------
Stillwater Mine
  Proven Reserves                  2,559     0.64     1,648  -1.80%  -3.74%
  Probable Reserves               13,116     0.62     8,176  -4.60%  -5.89%
Total Stillwater Mine             15,675     0.63     9,824  -4.15%  -5.54%

East Boulder Mine
  Proven Reserves                  2,059     0.41       848   1.13%  -2.19%
  Probable Reserves               23,064     0.40     9,199   2.02%  -1.58%
Total East Boulder Mine           25,123     0.40    10,047   1.95%  -1.64%

Total Proven Reserves              4,618     0.54     2,496  -0.52%  -3.22%
Total Probable Reserves           36,180     0.49    17,375  -0.48%  -3.66%
Total Proven and Probable
 Reserves                         40,798     0.49    19,871  -0.49%  -3.60%

* In determining ore reserves at December 31, 2010, the Company applied the trailing 12-quarter combined average PGM market price of $624 per ounce, based upon the 12-quarter average palladium price of $381 per ounce and the
12-quarter average platinum price of $1,464.

Stillwater Mining Company
Key Factors                      Three months ended   Twelve months ended
(Unaudited)                         December 31,          December 31,
                                --------------------  --------------------
(In thousands, where noted)       2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
OPERATING AND COST DATA FOR
 MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium                              93        106        374        407
Platinum                               28         32        111        123
                                ---------  ---------  ---------  ---------
Total                                 121        138        485        530
                                =========  =========  =========  =========
Tons milled (000)                     282        275      1,095      1,086
Mill head grade (ounce per ton)      0.47       0.53       0.48       0.52
Sub-grade tons milled (000) (1)        22         29         86         98
Sub-grade tons mill head grade
 (ounce per ton)                     0.18       0.21       0.17       0.20
Total tons milled (000) (1)           304        304      1,181      1,184
Combined mill head grade (ounce
 per ton)                            0.45       0.50       0.46       0.50
Total mill recovery (%)                90         91         91         91
Total operating costs per ounce
 (Non-GAAP) (2)                 $     361  $     306  $     331  $     310
Total cash costs per ounce
 (Non-GAAP) (2)                 $     432  $     352  $     397  $     360
Total production costs per
 ounce (Non-GAAP) (2)           $     585  $     485  $     546  $     495
Total operating costs per ton
 milled (Non-GAAP) (2)          $     144  $     139  $     136  $     139
Total cash costs per ton milled
 (Non-GAAP) (2)                 $     172  $     160  $     163  $     161
Total production costs per ton
 milled (Non-GAAP) (2)          $     233  $     220  $     224  $     222
Stillwater Mine:
Ounces produced (000)
Palladium                              66         79        271        302
Platinum                               20         24         81         92
                                ---------  ---------  ---------  ---------
Total                                  86        103        352        394
                                =========  =========  =========  =========
Tons milled (000)                     185        182        713        727
Mill head grade (ounce per ton)      0.50       0.60       0.53       0.58
Sub-grade tons milled (000) (1)        18         16         68         50
Sub-grade tons mill head grade
 (ounce per ton)                     0.20       0.21       0.18       0.20
Total tons milled (000) (1)           203        198        781        777
Combined mill head grade (ounce
 per ton)                            0.48       0.57       0.50       0.56
Total mill recovery (%)                91         92         92         92
Total operating costs per ounce
 (Non-GAAP) (2)                 $     359  $     285  $     317  $     297
Total cash costs per ounce
 (Non-GAAP) (2)                 $     427  $     328  $     380  $     344
Total production costs per
 ounce (Non-GAAP) (2)           $     583  $     454  $     524  $     469
Total operating costs per ton
 milled (Non-GAAP) (2)          $     153  $     148  $     143  $     150
Total cash costs per ton milled
 (Non-GAAP) (2)                 $     182  $     171  $     171  $     174
Total production costs per ton
 milled (Non-GAAP) (2)          $     248  $     236  $     236  $     238
East Boulder Mine:
Ounces produced (000)
Palladium                              27         27        103        105
Platinum                                8          8         30         31
                                ---------  ---------  ---------  ---------
Total                                  35         35        133        136
                                =========  =========  =========  =========
Tons milled (000)                      97         93        382        359
Mill head grade (ounce per ton)      0.40       0.40       0.39       0.40
Sub-grade tons milled (000) (1)         4         13         18         48
Sub-grade tons mill head grade
 (ounce per ton)                     0.10       0.20       0.15       0.20
Total tons milled (000) (1)           101        107        400        407
Combined mill head grade (ounce
 per ton)                            0.39       0.38       0.37       0.38
Total mill recovery (%)                89         89         89         89
Total operating costs per ounce
 (Non-GAAP)  (2)                $     367  $     369  $     368  $     347
Total cash costs per ounce
 (Non-GAAP)  (2)                $     444  $     420  $     442  $     407
Total production costs per
 ounce (Non-GAAP)  (2)          $     592  $     577  $     604  $     572
Total operating costs per ton
 milled  (Non-GAAP)  (2)        $     126  $     121  $     123  $     116
Total cash costs per ton milled
 (Non-GAAP)  (2)                $     152  $     137  $     147  $     136
Total production costs per ton
 milled  (Non-GAAP)  (2)        $     203  $     189  $     201  $     191

Stillwater Mining Company
                                 Three Months ended   Twelve months ended
(Unaudited)                         December 31,          December 31,
                                --------------------  --------------------
(In thousands, where noted)       2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
SALES AND PRICE DATA

Ounces sold (000)
  Mine production:
    Palladium (oz.)                    89        100        377        393
    Platinum (oz.)                     28         28        112        123
                                ---------  ---------  ---------  ---------
      Total                           117        128        489        516
                                ---------  ---------  ---------  ---------
  PGM recycling: (5)
    Palladium (oz.)                    18         14         81         53
    Platinum (oz.)                     13         11         62         40
    Rhodium (oz.)                       3          2         13          9
                                ---------  ---------  ---------  ---------
      Total                            34         27        156        102
                                ---------  ---------  ---------  ---------
  Other: (6)
    Palladium (oz.)                     3          -         13         12
    Platinum (oz.)                      -          -          -          3
    Rhodium (oz.)                       -          -          -          -
                                ---------  ---------  ---------  ---------
      Total                             3          -         13         15
                                ---------  ---------  ---------  ---------

  By-products from mining: (7)
    Rhodium (oz.)                       -          1          2          4
    Gold (oz.)                          2          2          9          9
    Silver (oz.)                        1          1          5          6
    Copper (lb.)                      215        172        824        776
    Nickel (lb.)                      263        187      1,157        856

Average realized price per
 ounce (3)
  Mine production:
    Palladium ($/oz.)           $     619  $     374  $     495  $     365
    Platinum ($/oz.)            $   1,557  $   1,296  $   1,488  $   1,137
      Combined ($/oz.)(4)       $     844  $     579  $     721  $     549

  PGM recycling: (5)
    Palladium ($/oz.)           $     514  $     288  $     456  $     282
    Platinum ($/oz.)            $   1,557  $   1,240  $   1,539  $   1,143
    Rhodium ($/oz.)             $   2,262  $   1,513  $   2,354  $   2,088

  Other: (6)
    Palladium ($/oz.)           $     533  $       -  $     479  $     213
    Platinum ($/oz.)            $       -  $       -  $       -  $   1,041
    Rhodium ($/oz.)             $       -  $       -  $       -  $       -

  By-products from mining:(7)
    Rhodium ($/oz.)             $       -  $   2,293  $   2,503  $   1,543
    Gold ($/oz.)                $   1,366  $   1,116  $   1,223  $     983
    Silver ($/oz.)              $      27  $      18  $      19  $      15
    Copper ($/lb.)              $    3.74  $    2.83  $    3.24  $    2.14
    Nickel ($/lb.)              $    9.10  $    7.75  $    8.74  $    7.48

Average market price per
 ounce (4)
    Palladium ($/oz.)           $     673  $     347  $     525  $     263
    Platinum ($/oz.)            $   1,696  $   1,389  $   1,609  $   1,204
      Combined ($/oz.)(4)       $     919  $     579  $     773  $     487

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depletion, depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs, interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of any applicable agreement floor and ceiling prices, hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold.  The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.

(6) Ounces sold and average realized price per ounce from other relate to ounces purchased in the open market for resale.

(7) By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depletion, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Reconciliation of Non-GAAP Measures to Costs of Revenues

(unaudited) (In thousands,       Three Months ended   Twelve months ended
 except per ounce and per ton       December 31,          December 31,
 costs)                         ---------  ---------  ---------  ---------
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
Consolidated:
Reconciliation to consolidated
 costs of revenues:
Total operating costs
 (Non-GAAP)                     $  43,730  $  42,293  $ 160,738  $ 164,142
  Royalties, taxes and other        8,566      6,233     32,047     26,615
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  52,296  $  48,526  $ 192,785  $ 190,757
  Asset retirement costs              139        157        538        606
  Depreciation and amortization    18,124     17,572     71,121     70,239
  Depreciation and amortization
   (in inventory)                     301        740        365        762
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  70,860  $  66,995  $ 264,809  $ 262,364
  Change in product inventories      (984)    (4,271)     2,627     (6,797)
  Costs PGM recycling              35,373     20,312    157,310     75,920
  PGM recycling - depreciation        260         44        472        178
  Add: Profit from PGM
   recycling                        2,656      1,100     12,070      5,908
                                ---------  ---------  ---------  ---------
Total consolidated costs of
 revenues:  (2)                 $ 108,165  $  84,180  $ 437,288  $ 337,573
                                =========  =========  =========  =========

Stillwater Mine:

Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  31,089  $  29,390  $ 111,659  $ 116,913
  Royalties, taxes and other        5,888      4,444     22,131     18,440
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  36,977  $  33,834  $ 133,790  $ 135,353
  Asset retirement costs              129        131        498        507
  Depreciation and
   amortization                    12,774     12,221     49,309     47,527
  Depreciation and
   amortization (in inventory)        562        620        629      1,227
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  50,442  $  46,806  $ 184,226  $ 184,614
  Change in product
   inventories                     (2,761)    (2,678)    (2,887)    (7,393)
  Add: Profit from PGM
   recycling                        1,893        815      8,733      4,395
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  49,574  $  44,943  $ 190,072  $ 181,616
                                =========  =========  =========  =========

East Boulder Mine:

Reconciliation to costs of
 revenues:
Total operating costs
 (Non-GAAP)                     $  12,641  $  12,903  $  49,079  $  47,229
  Royalties, taxes and other        2,678      1,789      9,916      8,175
                                ---------  ---------  ---------  ---------
Total cash costs (Non-GAAP)     $  15,319  $  14,692  $  58,995  $  55,404
  Asset retirement costs               11         26         40         99
  Depreciation and
   amortization                     5,350      5,351     21,812     22,712
  Depreciation and
   amortization (in inventory)       (261)       120       (264)      (465)
                                ---------  ---------  ---------  ---------
Total production costs
 (Non-GAAP)                     $  20,419  $  20,189  $  80,583  $  77,750
  Change in product
   inventories                         20     (1,593)      (865)    (5,145)
  Add: Profit from PGM
   recycling                          762        285      3,337      1,513
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  21,201  $  18,881  $  83,055  $  74,118
                                =========  =========  =========  =========

PGM recycling and Other:  (1)

Reconciliation to costs of
 revenues:
  Cost of open market
   purchases                    $   1,757  $       -  $   6,379  $   5,741
  PGM recycling - depreciation        260         44        472        178
  Costs of PGM recycling           35,373     20,312    157,310     75,920
                                ---------  ---------  ---------  ---------
Total costs of revenues         $  37,390  $  20,356  $ 164,161  $  81,839
                                =========  =========  =========  =========

(1) PGM recycling and Other include PGM recycling and metal purchased on the open market for re-sale.

(2) Revenue from the sale of mined by-products is credited against gross production costs for Non-GAAP presentation.  Revenue from the sale of mined by-products is reported on the Company's financial statements as mined revenue and is included in consolidated costs of revenues.  Total costs of revenues in the above table have been reduced by approximately
    $6.3 million and $6.1 million for the fourth quarter of 2010 and 2009, respectively, and $28.0 million and $23.6 million for the years 2010 and 2009, respectively.

CONTACT:
Gregory A. Wing
(406) 373-8700